Exhibit 99.1

Infinity Natural Resources Announces Transformational

Acquisition in the Ohio Utica Shale for $1.2 Billion

Addition of Antero’s Ohio Assets Solidifies Infinity’s Leading Position in the Utica Shale

December 8, 2025

Morgantown, West Virginia—Infinity Natural Resources, Inc. (“Infinity” or the “Company”) (NYSE: INR) today announced that on December 5, 2025 its subsidiary Infinity Natural Resources, LLC entered into agreements (together, the “Agreements”) to acquire upstream and midstream assets in Ohio from Antero Resources Corporation (NYSE: AR) (“Antero Resources”) and Antero Midstream Corporation (NYSE: AM) (“Antero Midstream”) (collectively the “Antero Ohio Assets”) for a combined $1.2 billion. Concurrently, Northern Oil and Gas, Inc. (NYSE: NOG) (“Northern”) will acquire an undivided 49% interest in the assets for $588 million, resulting in a $612 million purchase price net to Infinity for its undivided 51% interest (the “Transaction”). Infinity expects to fund the Transaction with cash on hand and borrowings under an expanded senior secured revolving credit facility (the “Credit Facility”). The Agreements have an effective date of July 1, 2025, with closing anticipated in the first quarter of 2026, and the Transaction is subject to customary purchase price adjustments and closing conditions.

Transaction Highlights

•	Significant Addition to Top Tier Utica Acreage Position: Pro forma INR will control ~102k Ohio net horizontal Utica Shale acres with ~1.4 Tcfe of undeveloped net reserves

•	Extends Premium Drilling Inventory: Highly contiguous acreage improves long lateral well development and adds high quality inventory across all phase windows, improving overall break-evens

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Captures Vertical Integration Benefits through Acquired Midstream Assets: ~141 miles of gathering lines with capacity to support 600 mmcf/d along with ~90 miles of water lines, reducing operating costs and cash break-evens

•	Delivers Significant Operational and Financial Synergies: Estimated $25 million of synergies expected to be realized in 2026 alone, driven by lower operating costs and complementary acreage positions

•	Immediately Accretive and Value Enhancing: Accretive across key financial metrics, including Adjusted EBITDAX margins, cash flow per share, and net asset value per share

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Strong Growth with Financial Discipline: Expected to complement Infinity’s best in class production growth amongst our Appalachian peers for 2026 and 2027. Accelerated Adjusted EBITDAX growth creates path to <1.0x net leverage by YE 2027

Management Commentary

“This transformational and strategic acquisition represents the largest transaction in Infinity’s history, continuing our track record of aggregation within the Appalachian basin,” said Zack Arnold, President and CEO of Infinity. “We are acquiring high-quality, cash-generating assets in the heart of the Utica Shale that immediately compete for capital and significantly enhance our operational scale.”

“The Antero Ohio Assets complement our existing footprint, providing substantial inventory depth with over 110 low break-even locations across multiple development windows. The addition of strategic midstream infrastructure provides an additional growth engine for the Company. We are pleased that Northern recognized the value of these assets, and we are excited to partner with them on this highly accretive transaction that creates compelling value for both Infinity and Northern in the near and long term.”

Antero Ohio Asset Highlights(1)

•	Upstream assets

•	Approximately 71,000 net acres in the core of the Utica Shale concentrated in Ohio’s Guernsey, Belmont and Harrison counties

•	3rd quarter 2025 net daily production of approximately 133 MMcfe/d (81% gas, 19% liquids) from 255 producing laterals (241 operated)

•	Low decline PDP assets

•	Over 110 undeveloped laterals totaling 1.6 million lateral feet across volatile oil, rich gas and dry gas windows

•	764 billion cubic feet of undeveloped reserves, primarily natural gas

•	Midstream and marketing assets

•	Approximately 141 miles of wholly owned midstream gathering lines

•	Approximately 90 miles of water lines

•	600 mmcfe/d of throughput capacity to support asset growth and regional third party gathering

•	RexZone3 marketing contract further enhances margins and provides additional synergies

(1)

This press release contains certain preliminary estimated production, reserve and financial information of the Antero Ohio Assets as of July 1st, 2025. This information is preliminary in nature based only upon information available at this time provided by Antero Resources and Antero Midstream. You must exercise caution in relying on this information and should not draw any inferences from this information regarding financial, reserve or operating data not provided. We cannot assure you that these preliminary estimated results will not differ materially from the information reflected in our financial statements, production or reserve information in the future.

Strategic Rationale & Operational Integration

The Transaction creates a highly complementary asset base that leverages Infinity’s proven operational expertise in the Utica Shale. The contiguous nature of the acquired acreage, which is adjacent to Infinity’s existing operations in Ohio, enables optimized development planning, shared infrastructure utilization, and operational cost reductions, creating enhanced scale and meaningful operational synergies across the combined portfolio.

The Transaction significantly extends Infinity’s inventory runway by adding high-quality drilling locations that immediately compete for capital allocation. This expanded inventory base provides multiple development options across various commodity price environments while offering greater flexibility in capital deployment strategies. Additionally, the acquired gathering infrastructure and marketing contracts provide enhanced control over product transportation and pricing, creating additional margin opportunities across the combined asset base through improved midstream value capture.

Infinity’s demonstrated ability to optimize spacing, lateral length, and completion designs positions the Company to drive improvements in the economics of the acquired assets. This operational expertise, combined with the scale benefits of the expanded asset base, is expected to accelerate capital efficiency gains and enhance overall returns across the integrated operations.

Select 2026 Pro Forma Operational Outlook Commentary

Post-closing, Infinity expects to increase its operated rig count to two rigs. This enhanced drilling program is designed to deliver leading production growth in 2026 while maintaining a continued focus on high-return, low-breakeven locations, optimizing development across the combined portfolio, and achieving enhanced capital efficiency through operational synergies.

Transaction Financing

The Transaction is expected to be funded through cash on hand and borrowings under Infinity’s Credit Facility. In connection with the Transaction, Infinity has secured $500 million of incremental commitments from its existing lenders, increasing our elected commitments from the current $375 million to $875 million.

Approvals

The Boards of Directors of Infinity, Northern, Antero Resources and Antero Midstream have each approved the Transaction.

Investor Resources and Documentation

Infinity has posted an investor presentation regarding the Transaction, accessible on the “Investor Relations” section of Infinity’s website at https://ir.infinitynaturalresources.com/.

Further details on the terms of the Transaction are set forth in the Agreements, which will be filed by Infinity with the U.S. Securities and Exchange Commission (“SEC”) and will be available for viewing under its profile at www.sec.gov or on the “Investor Relations” section of Infinity’s website.

Advisors

Citigroup acted as the exclusive financial advisor to Infinity, and Kirkland & Ellis LLP acted as legal advisors for Infinity.

Presentation and Webcast

Infinity will host a conference call Monday, December 8, 2025, at 10:00 a.m. ET to discuss the Transaction. The conference call will be webcast live on the Company’s investor relations (IR) website at https://ir.infinitynaturalresources.com/. In addition, you may participate in the conference call by dialing (877) 704-4453 (U.S.) or (201) 389-0920 (International), and providing 13757534 as the conference ID. A replay of the call will be available following the event on the Company’s website or by phone at (844) 512-2921 (U.S.) or (412) 317-6671 (International) and using the same conference ID.

About Infinity

Infinity (NYSE: INR) is a growth oriented, free cash flow generating, independent energy company focused on the acquisition, development, and production of hydrocarbons in the Appalachian Basin. Our operations are focused on the Utica Shale in eastern Ohio as well as our stacked dry gas assets in both the Marcellus and Utica Shales in southwestern Pennsylvania.

Cautionary Statement Regarding Forward-Looking Statements

This release contains statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. All statements, other than statements of historical fact, included in this release regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, future commodity prices, future production targets, leverage targets or debt repayment, hedging strategy, future capital spending plans, capital efficiency, our ability to make share repurchases, expected drilling and completions plans and projected well costs are forward-looking statements. When used in this release, words such as “may,” “assume,” “forecast,” “could,” “should,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events at the time such statement was made.

Such statements are subject to a number of assumptions, risks and uncertainties, including those incident to the development, production, gathering and sale of oil, natural gas and NGLs, most of which are difficult to predict and many of which are beyond the control of the Company. These include, but are not limited to, our ability to complete the proposed Transaction on the proposed terms or anticipated timeline (or at all); risks related to the satisfaction or waiver of the conditions to closing the proposed Transaction, including receipt of clearance under the Hart-Scott-Rodino Act; our failure to realize, in full or at all, the anticipated benefits of the proposed Transaction, including synergies; business disruptions resulting from the proposed Transaction that could harm our business operations, including current plans and operations and the diversion of management’s attention from our ongoing business operations; commodity price volatility; inflation; lack of availability and cost of drilling, completion and production equipment and services; supply chain disruption; project construction delays; environmental risks; drilling, completion and other operating risks; lack of availability or capacity of midstream gathering and transportation infrastructure; regulatory changes; the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital; the timing of development expenditures; the concentration of the Company’s operations in the Appalachian Basin; difficult and adverse conditions in the domestic and global capital and credit markets; impacts of geopolitical events and world health events, including trade wars; lack of transportation and storage capacity as a result of oversupply, government regulations or other factors; potential financial losses or earnings reductions resulting from the Company’s commodity price risk management program or any inability to manage its commodity risks; failure to realize expected value creation from property acquisitions and trades; weather related risks; competition in the oil and natural gas industry; loss of production and leasehold rights due to mechanical failure or depletion of wells and the Company’s inability to re-establish production; the Company’s ability to service its indebtedness; political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the armed conflict in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage; evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; risks related to the Company’s ability to expand its business, including through the recruitment and retention of qualified personnel; and the other risks described in our filings with the SEC, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

Reserve engineering is a process of estimating underground accumulations of hydrocarbons that cannot be measured in an exact way. The accuracy of any reserve estimates depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any future production and development program. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, and in our other filings we make with the SEC, for a discussion of the risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. As a result, actual outcomes and results could materially differ from what is expressed, implied to forecast in such statements. Therefore, these forward-looking statements are not a guarantee of our performance, and you should not place undue reliance on such statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

ir@infinitynr.com

Source: Infinity Natural Resources, Inc.